Exhibit 99.1

Unaudited Selected Preliminary Forestar Financial Information

as presented in the Segment Information tables

in D.R. Horton’s Q1 FY 2018 press release issued 1/31/18

December 31, 2017
Assets
Cash and cash equivalents	$321.8
Restricted cash	40.0
Residential land and lot inventories - developed, under development, held for development and held for sale	315.0
Investment in unconsolidated entities	65.1
Deferred income taxes	2.5
Property and equipment, net	2.0
Other assets	18.4

$764.8

Liabilities
Accounts payable	$2.4
Accrued expenses and other liabilities	45.5
Notes payable	108.4

$156.3

For the Period from October 5, 2017 to December 31, 2017
Revenues	$30.8
Cost of sales	19.3
Selling, general and administrative expense	13.6
Equity in earnings of unconsolidated entities	(7.6)
Interest expense	2.1
Other (income) expense	(0.6)

Income before income taxes	$4.0

Summary Cash Flow Information:
Cash used in operating activities	$(36.2)